[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]


        Brocker Appoints Simon Jones to Head New Commercial Venture Team

AUCKLAND,  New  Zealand  -  February  1,  2001  Brocker  Technology  Group  Ltd.
(Nasdaq:BTGL, TSE:BKI) has appointed Simon Jones to fill the newly created position of General Manager of Commercial Ventures. In this position Mr. Jones heads a team whose role is to evaluate and develop new product offerings, new business opportunities and potential acquisitions. Mr. Jones will also lead Brocker's business planning process.

The initial focus of Mr Jones' activities will include a restructuring of Brocker's Bloodhound product initiatives. The key objective will be to retool the Company's international relationships and business model in a manner that will enable rapid deployment of Brocker's Bloodhound technology, on a global basis, in a profitable manner.

Simon Jones comes to Brocker from KPMG, where he was Director, Financial Advisory Services. In that capacity Mr. Jones has led numerous projects within KPMG's corporate finance and restructuring operations. He has 17 years business experience, the past nine years of which were in professional services, specialising in strategic business planning, financial management, project management, viability assessment and restructuring reviews.

Brocker CEO, Michael Ridgway said Mr. Jones brings solid strategic planning and management skills to Brocker. "His experience in evaluating business opportunities and implementing change will be invaluable as Brocker continues to acquire new technologies and expand its business."

Mr. Jones is a member of the NZ Institute of Chartered Accountants, the Turnaround Management Association and the NZ Credit and Finance Institute.

About Brocker Technology Group Ltd. Brocker Technology Group Ltd. http://www.brockergroup.com is a global innovator in business-to-business communications focusing on application development, consulting services, online services, and vendor services (Brocker's original technology distribution and service business). Brocker's e-communications products, collectively called EC Suite (Enterprise Communication Suite), include Supercession http://www.supercession.com (e-business transaction processing software), Bloodhound http://www.bloodhound.co.nz (one-number communication & unified messaging software) and Powerphone (caller ID software that also displays all of the client's transaction history). Brocker has established partnering agreements with KPMG and PeopleSoft. Brocker's Supercession is designed to integrate with PeopleSoft's non-internet based ERP software.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


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COMPANY CONTACT:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel, Fax & Mobile: +64 9 374 2040 (Bloodhound)
Email: nmurphy@brockergroup.com